Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PhaseBio Pharmaceuticals, Inc.:

We consent to the use of our report dated March 26, 2019 with respect to the balance sheets of PhaseBio Pharmaceuticals, Inc. as of December 31, 2018 and 2017, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively the “financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 27, 2019